Exhibit 107 Calculation of Filing Fee Tables FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ________________________________ HYZON MOTORS INC. (Exact name of Registrant as specified in its charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit(2) Maximum Aggregate Offering Price(2) Fee Rate Amount of Registration Fee Equity Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Hyzon Motors Inc. 2021 Equity Incentive Plan Other(2) 18,433,031(1) $0.071(2) $1,308,745.20(2) 0.0001476 $193.17 Total Offering Amounts - $1,308,745.20 - $193.17 Total Fee Offsets - - - $ - Net Fee Due - - - $193.17 (1) Represents shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of Hyzon Motors Inc. (the “Registrant”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes any additional shares of the Registrant’s Common Stock that become issuable under the Hyzon Motors Inc. 2021 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $0.071, the average of the high and low price of the Common Stock on August 28, 2024, as reported on the Nasdaq Capital Market.